Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated Preferred Stock Purchase Rights)
of
GENESIS MICROCHIP INC.
at
$8.65 Net Per Share in Cash
by
SOPHIA ACQUISITION CORP.,
a wholly owned subsidiary of
STMICROELECTRONICS N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 16, 2008, UNLESS THE OFFER IS EXTENDED.

December 18, 2007

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated December 18, 2007 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Sophia Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of STMicroelectronics N.V., a limited liability company organized under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands (“Parent”), to purchase any and all the shares of common stock, par value $0.001 per share (the “Common Stock”), including the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) of Genesis Microchip Inc., a Delaware corporation (the “Company”), that are issued and outstanding for $8.65 per share, net to the seller in cash (such amount being the “Per Share Amount”), less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The tender price is $8.65 per Share, net to you in cash.

2. The Offer is being made for all outstanding Shares.

3. The Board of Directors of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, has approved and authorized the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, January 16, 2008, unless the Offer is extended.

5. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute a majority of the sum of (a) all Shares outstanding as of the scheduled expiration of the Offer and (b) all Shares issuable upon the exercise, conversion or exchange of all Company stock options and other rights to acquire Shares outstanding as of the scheduled expiration of the Offer, less (c) any Shares issuable upon the exercise of any Company stock option (x) not exercisable on or prior to May 15, 2008 or (y) with an exercise price greater than $10.50 per Share (the majority of such sum, the “Minimum Condition”) and (ii) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the antitrust laws of the People’s Republic of China, the Federal Republic of Germany, the Republic of Hungary and the Republic of Korea having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the other conditions described in the Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing prior to the expiration of the Offer.

6. Tendering stockholders who have Shares registered in their names and who tender directly to Mellon Investor Services LLC will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with that institution as to whether it charges any service fees.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares
of
Genesis Microchip Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 18, 2007, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Sophia Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of STMicroelectronics N.V., a limited liability company organized under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands (“Parent”), to purchase all the shares of common stock, par value $0.001 per share (the “Common Stock”), of Genesis Microchip Inc., a Delaware corporation (the “Company”), including the associated preferred stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”), that are issued and outstanding at a price of $8.65 per Share, net to the seller in cash, less any applicable withholding taxes.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:                   , 200

Number of Shares To Be Tendered:

                  Shares

SIGN HERE

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